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                                                                  EXHIBIT (l)(3)


                               PURCHASE AGREEMENT

      Northern Funds (the "Trust"), a Massachusetts business trust, and Miriam
M. Allison hereby agree as follows:

      1. The Trust hereby offers Miriam M. Allison and Miriam M. Allison hereby purchases fifty shares of the Trust's Mid Cap Growth Fund (the "Shares") at $10 per Share. The Trust hereby acknowledges receipt from Miriam M. Allison of funds in full payment for the foregoing Shares.

      2. Miriam M. Allison represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of March 31, 1998.

                                 NORTHERN FUNDS

                                    By: /s/ Mary M. Tennwinkle
                                        -----------------------------

                                    MIRIAM M. ALLISON

                                    /s/ Miriam M. Allison
                                    ---------------------------------